Exhibit 99.1

FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc.
3900 Lakebreeze Avenue North
Minneapolis, MN 55429
(763) 592-2200

Investor Relations Contact:
Idalia Rodriguez
203-682-8264
ir@cariboucoffee.com

CARIBOU COFFEE REPORTS SECOND QUARTER 2009 RESULTS
MINNEAPOLIS, MINNESOTA, August 4, 2009. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses, today reported financial results for the second quarter of 2009 (thirteen weeks ended June 28, 2009).
HIGHLIGHTS FOR THE SECOND QUARTER OF 2009 INCLUDE:
•	Earnings per share of $0.06 for the second quarter ended June 28, 2009

•	28% increase in commercial sales for the quarter

•	Opened eight franchise units during the quarter
Speaking on behalf of the Company, Michael Tattersfield, the Company’s President and CEO commented, “We are pleased with the progress we are making as we continue along our strategic path of moving from a premium coffeehouse operator to a premium branded coffee company. We believe our financial results for the second quarter, which is our third quarter of positive earnings, reflect the traction we are gaining in our short-term initiatives. Long-term, we will seek to grow shareholder value by growing each of our three business channels, while continuing to enhance the Caribou experience through uncompromising execution and new and exciting product innovation.”
SECOND QUARTER 2009 RESULTS
Total net sales decreased $0.2 million, or 0.4%, to $63.0 million for the quarter ended June 28, 2009, from $63.2 million for the quarter ended June 29, 2008.
•	Coffeehouse sales were $55.3 million in the second quarter 2009, as compared with $57.3 million in the second quarter of 2008, a decrease of 3.4%. The decrease primarily reflects a 3.3% decline in comparable coffeehouse sales and 62 fewer operating coffeehouse weeks in the second quarter of 2009 as compared to the same period in fiscal 2008.

•	Commercial sales were $5.7 million in the second quarter of 2009 as compared with $4.5 million in the second quarter of 2008, an increase of 28%. The increase was due to higher sales to existing and new customers as the Company now sells through over 4,800 doors.

•	Franchise sales were $1.9 million in the second quarter of 2009, as compared with $1.4 million in the second quarter of 2008, an increase of 34%. The increase was due to higher sales from franchise fees, royalties and product sales from 33 franchise coffeehouses opened during the last 12 months, including eight coffeehouse openings during the second quarter of 2009.
Cost of sales and related occupancy costs in the second quarter of 2009 were $27.3 million, which is a 1.2% increase over the second quarter of 2008. Although total revenue declined year-over-year, this increase in cost of sales is due to an overall mix change with a higher percentage of sales coming from our commercial and franchise segments.
Operating expenses in the second quarter of 2009 were $23.9 million compared to $25.8 million in the same period of the prior year. This decrease was the result of improved operating performance within the retail segment as well as having fewer coffeehouse operating weeks. As a percentage of revenue, operating costs were 37.9%, down from 40.9% in the same period of the prior year
General and administrative expenses increased $0.2 million, or 2.6%, to $6.8 million during the second quarter of 2009, from $6.6 million during the second quarter of 2008 as the Company reinvests in initiatives to drive future growth.
EBITDA was $5.4 million during the second quarter of 2009, compared to EBITDA of $2.9 million during the same period in 2008. The year-over-year EBITDA increase was primarily due to improved performance within our retail coffeehouses and continued growth in the commercial and franchise segments. (EBITDA is a non-GAAP measure. See EBITDA reconciliation at the end of this release).
Depreciation and amortization decreased $1.0 million, or 23.1%, to $3.6 million during the second quarter of 2009, from $4.6 million during the same period in the prior year. The lower depreciation and amortization in the quarter was due to the Company’s lower depreciable asset based from impairments taken in 2008 and reduced capital spending in the current year.
The Company’s net income for the second quarter of 2009 was $1.2 million or $0.06 per share compared to a net loss of $2.4 million or ($0.13) per share for the same period in 2008
CONFERENCE CALL
Caribou Coffee will host a conference call on August 4, 2009, at 4:30 p.m. (Eastern Time) to discuss these results. Hosting the call will be Mike Tattersfield, Chief Executive Officer, and Tim Hennessy, Chief Financial Officer. The

call will be webcast and can be accessed from the Company’s website at www.cariboucoffee.com. The webcast link is in the Investor Relations section. The dial in number is 1-888-788-8903 or 1-913-312-1520 for international calls. Confirmation number is 9458558. If you are unable to join the call, a replay will be available beginning at 7:30 p.m. (Eastern Time) on August 4, 2009 through 11:59 p.m. on August 11, 2009 and can be accessed by dialing 1-888-203-1112 or international callers 1-719-457-0820 and enter pin number 9458558. In addition, the webcast will be archived on the Company’s website.
ABOUT THE COMPANY
Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of June 28, 2009, Caribou Coffee had 522 coffeehouses, which includes 108 franchised and licensed locations. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and online customers. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and a unique style of customer service. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008
	(In thousands, except for per share amounts)
		(Unaudited)
Coffeehouse sales	$55,294	$57,267	$108,158	$113,887
Commercial and franchise sales	7,660	5,916	15,176	11,053

Total net sales	62,954	63,183	123,334	124,940
Cost of sales and related occupancy costs	27,317	27,004	53,589	53,217
Operating expenses	23,866	25,815	47,188	51,210
Opening expenses	4	51	14	135
Depreciation and amortization	3,570	4,645	7,311	10,566
General and administrative expenses	6,789	6,618	13,395	14,067
Closing expense and disposal of assets	3	1,332	56	3,879

Operating income (loss)	1,405	(2,282)	1,781	(8,134)
Other income (expense):
Interest income	7	3	7	20
Interest expense	(63)	(122)	(121)	(634)

Income (loss) before provision for income taxes	1,349	(2,401)	1,667	(8,748)
Provision for (benefit from) income taxes	59	44	(42)	50

Net income (loss)	1,290	(2,445)	1,709	(8,798)
Less: Net income attributable to noncontrolling interest	122	(13)	195	40

Net Income (loss) attributable to Caribou Coffee Company, Inc.	$1,168	$(2,432)	$1,514	$(8,838)

Basic net income (loss) attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.06	$(0.13)	$0.08	$(0.46)

Diluted net income (loss) attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.06	$(0.13)	$0.08	$(0.46)

Basic weighted average number of shares outstanding	19,371	19,371	19,371	19,371

Diluted weighted average number of shares outstanding	20,118	19,371	19,865	19,371

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 28,	December 28,
	2009	2008
	In thousands, except per share amounts
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$17,951	$11,060
Accounts receivable (net of allowance for doubtful accounts of $60 and $72 at June 28, 2009 and December 28, 2008, respectively)	3,759	5,311
Other receivables (net of allowance for doubtful accounts of $127 and $76 at June 28, 2009 and December 28, 2008, respectively)	1,308	916
Income tax receivable	—	60
Inventories	10,658	10,218
Prepaid expenses and other current assets	754	881

Total current assets	34,430	28,446
Property and equipment, net of accumulated depreciation and amortization	52,341	60,312
Notes receivable	8	16
Restricted cash	327	327
Other assets	385	471

Total assets	$87,491	$89,572

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,242	$8,229
Accrued compensation	6,859	6,241
Accrued expenses	6,564	8,317
Deferred revenue	6,291	9,473

Total current liabilities	28,956	32,260

Asset retirement liability	1,078	1,035
Deferred rent liability	8,855	9,245
Deferred revenue	2,343	2,538
Income tax liability	356	486

Total long term liabilities	12,632	13,304

Equity:
Caribou Coffee Company, Inc. Shareholders’ equity:
Preferred stock, par value $.01, 20,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000 shares authorized; 19,371 shares issued and outstanding at June 28, 2009 and December 28, 2008	194	194
Additional paid-in capital	125,593	125,222
Accumulated comprehensive loss	(92)	—
Accumulated deficit	(79,965)	(81,479)

Total Caribou Coffee Company, Inc. shareholders’ equity	45,730	43,937
Noncontrolling interest	173	71

Total equity	45,903	44,008

Total liabilities and equity	$87,491	$89,572

Coffeehouse Openings and Closings

	13 Weeks Ended		26 Weeks Ended
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008

Comparable Coffeehouse Sales (Company-Owned)	(3.3%)	(1.7%)	(4.2%)	(2.0%)

COFFEEHOUSE COUNT
Company-Owned:
Coffeehouses open at beginning of period	414	421	414	432
Coffeehouses opened during the period	0	0	0	5
Coffeehouses closed during the period	0	6	0	22

Total Company-Owned at period end	414	415	414	415

Franchised:
Coffeehouses open at beginning of period	101	63	97	52
Coffeehouses opened during the period	8	12	14	23
Coffeehouses closed during the period	1	0	3	0

Total Franchised at period end	108	75	108	75

TOTAL COFFEEHOUSES AT PERIOD END	522	490	522	490

(1)	Percentage change in comparable coffeehouse net sales compares the net sales of coffeehouses during a fiscal period to the net sales from the same coffeehouses for the equivalent period in the prior year. A coffeehouse is included in this calculation beginning in its thirteenth full fiscal month of operations. A closed coffeehouse is included in the calculation for each full month that the coffeehouse was open in both fiscal periods. Franchised coffeehouses are not included in the comparable coffeehouse net sales calculations.

EBITDA RECONCILIATION
The following is a reconciliation of the Company’s net loss to EBITDA.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
	(In thousands)

Net income (loss)	$1,168	$(2,432)	$1,514	$(8,838)
Interest expense	63	122	121	634
Interest income	(7)	(3)	(7)	(20)
Depreciation and amortization(1)	4,102	5,207	8,396	11,627
Provision (benefit) for income taxes	59	44	(42)	50

EBITDA	$5,385	$2,938	$9,982	$3,453

(1)	Includes depreciation and amortization associated with the headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.
EBITDA is equal to net income (loss) excluding: (a) interest expense; (b) interest income; (c) depreciation and amortization; and (d) income taxes.
Management believes EBITDA is useful to investors in evaluating the Company’s operating performance for the following reason:
•	Coffeehouse leases are generally short-term (5-10 years) and Caribou must depreciate all of the cost associated with those leases on a straight-line basis over the initial lease term excluding renewal options (unless such renewal periods are reasonably assured at the inception of the lease). The Company opened a net 211 company-operated coffeehouses from the beginning of fiscal 2003 through the end of the second thirteen weeks of fiscal 2009. As a result, management believes depreciation expense is disproportionately large when compared to the sales from a significant percentage of the coffeehouses that are in their initial years of operations. Also, many of the assets being depreciated have actual useful lives that exceed the initial lease term excluding renewal options. Consequently, management believes that adjusting for depreciation and amortization is useful for evaluating the operating performance of the coffeehouses.
     Management uses EBITDA:
•	As a measurement of operating performance because it assists management in comparing its operating performance on a consistent basis as it removes the impact of items not directly resulting from coffeehouse operations;

•	For planning purposes, including the preparation of our internal annual operating budget;

•	To establish targets for certain management compensation matters; and

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand the business.
EBITDA as calculated by Caribou Coffee is not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered an alternative to net income, operating income, cash flows from operating activities or Caribou Coffee’s other financial information as determined under GAAP.
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